EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Reports Record January Sales of $129 Million on a Same Store Sales Increase of 11.3% and

Record Fiscal 2005 Sales of $2.3 Billion on a Same Store Sales Increase of 15.5%

Maintaining Fourth Quarter EPS Guidance

Warrendale, PA, February 1, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended January 28, 2006 increased 17.5% to a record $128.8 million, compared to $109.6 million for the month ended January 29, 2005. Comparable store sales increased 11.3% for the January period.

Total sales for the fourth quarter ended January 28, 2006 increased 13.4% to $764.4 million from $674.0 million for the fourth quarter ended January 29, 2005. Comparable store sales increased 7.8% for the quarter.

Total sales for the year-to-date fifty-two week period ended January 28, 2006 increased 22.8% to $2.309 billion, compared to $1.881 billion for the fifty-two week period ended January 29, 2005. Comparable store sales increased 15.5% for the year-to-date period.

Based on January performance, the Company is reiterating its previously announced fourth quarter earnings guidance of $0.70 to $0.72 per share. Earnings estimates include a tax charge of approximately $0.02 related to the repatriation of foreign earnings. Last year, the Company's fourth quarter earnings were $0.70 per share from continuing operations. To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The Company will report fourth quarter earnings along with February sales on the morning of Wednesday, March 1st. The recorded sales call will be available that day at 7:30 am Eastern Time, and at 9:00 a.m. Eastern Time, management will hold a conference call to discuss fourth quarter earnings. To listen to the earnings call, please dial 877-601-0864. The earnings conference call will also be simultaneously broadcast over the internet at www.ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing for 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic T's as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 797 stores in 50 states, the District of Columbia, Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that upon our financial audit fourth quarter forecasts may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660